UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2021

UPWORK INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware		001-38678	46-4337682
(State or Other Jurisdiction of Incorporation)		(Commission File Number)	(IRS Employer Identification No.)

2625 Augustine Drive, Suite 601
Santa Clara,	California		95054
(Address of Principal Executive Offices)			(Zip Code)
Registrant’s Telephone Number, Including Area Code: (650) 316-7500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.0001 par value per share	UPWK	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 18, 2021 (the “Grant Date”), the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Upwork Inc. (“Upwork”) granted Hayden Brown, Upwork’s President and Chief Executive Officer, a performance-based stock option award (the “CEO Performance Award”) exercisable for up to 1,500,000 shares of common stock at a per share exercise price of $38.80, subject to achievement of certain stock price goals (the “Performance Vesting Requirement”) and a four year service-based vesting requirement (the “Service Vesting Requirement”). In order for any shares subject to the CEO Performance Award to be exercisable, both the Performance Vesting Requirement and the Service Vesting Requirement must be met with respect to such shares. After reviewing analysis by the Compensation Committee’s independent compensation consultant and significant discussion, the Compensation Committee believes the CEO Performance Award serves to align Ms. Brown’s interests with those of Upwork’s stockholders by creating a strong and visible link between Ms. Brown’s incentives and Upwork’s long-term performance.
The shares subject to the CEO Performance Award are eligible to vest with respect to the Performance Vesting Requirement to the extent the volume-weighted average price of the common stock measured over any consecutive 90-day period, with the last 90-day measurement period ending on the 90th day following the five-year anniversary of the Grant Date (the “Final Measurement Date”), equals or exceeds an applicable per share stock price set forth in the table below. Except as described below, the CEO Performance Award will expire with respect to any shares that have not satisfied the Performance Vesting Requirement on or before the earlier of (a) the Final Measurement Date, (b) a Change in Control (as defined in Ms. Brown’s Change in Control and Severance Agreement filed as Exhibit 10.8 to Upwork’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 2, 2020 (the “CIC Agreement”)), and (c) the date on which Ms. Brown no longer serves as Upwork’s Chief Executive Officer; subject to certain exceptions provided for in the terms of the CEO Performance Award.

Stock Price	Number of Shares Vested
$60.00	100,000
$70.00	200,000
$80.00	300,000
$90.00	400,000
$100.00	500,000

In the event of a Change in Control (a) during which Ms. Brown serves as Upwork’s Chief Executive Officer, or (b) within three months following a termination of Ms. Brown’s employment as Chief Executive Officer by Upwork without Cause or by Ms. Brown for Good Reason (in each case, as defined in the CIC Agreement), then the price per share applicable to the Change in Control will be applied to the above table to determine the number of shares subject to the CEO Performance Award that will vest with respect to the Performance Vesting Requirement. In the event of a termination or resignation of Ms. Brown’s services with Upwork as Chief Executive Officer occurs either (a) by Upwork without Cause or by Ms. Brown with Good Reason, or (b) due to Ms. Brown’s death or disability, if such termination or resignation takes place on a date on which the volume-weighted average price of the common stock for a minimum of 45 consecutive days preceding such termination or resignation such price will be applied to the above table to determine if any shares subject to the CEO Performance Award will vest with respect to the Performance Vesting Requirement.
The shares subject to the CEO Performance Award are eligible to vest with respect to the Service Vesting Requirement with respect to 1/16th of each tranche of shares subject to the CEO Performance Award on each quarterly anniversary of the Grant Date (with each number of shares associated with a specific stock price noted in the above table constituting a separate tranche), subject to Ms. Brown’s continuous service to Upwork as Chief Executive Officer, Executive Chairperson or any C-level officer position (each, a “Designated Position”) on each applicable vesting date. With respect to the Service Vesting Requirement only, the shares subject to the CEO Performance Award will accelerate as follows: (a) as set forth in the CIC Agreement, and (b) in the event that Ms. Brown is terminated or resigns from a Designated Position due to Ms. Brown’s death or disability, the CEO Performance Award will accelerate with respect to that number of shares subject to the CEO Performance Award that would have vested in accordance with the Service Vesting Requirement over the twelve months immediately following such termination or resignation, only to the extent that as of immediately prior to the date of such death or disability, such number of shares have satisfied the Performance Vesting Requirement.

Any vesting (including any vesting acceleration) with respect to the Service Vesting Requirement will apply proportionately to each tranche of shares.
The foregoing summary and description of the CEO Performance Award does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Option Agreement, which will be filed as an exhibit to Upwork’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UPWORK INC.

Date: January 22, 2021	By:	/s/ Jacob McQuown
Jacob McQuown Vice President, Legal & Assistant Secretary